Exhibit 99.(k)(1)

AMERICAN UNITED LIFE
INSURANCE COMPANY®
a ONEAMERICA® company

One American Square, P.O. Box 368
Indianapolis, IN 46206-0368	Phone (317) 285-1877

March 22, 2022

To Whom It May Concern:

In my capacity as General Counsel and Secretary of American United Life Insurance Company (“AUL”) I, or attorneys employed by AUL under my general supervision, have supervised the addition of a new class to the Separate Account for the AUL American Individual Variable Life Unit Trust of American United Life Insurance Company (“VUL Separate Account”) for assets applicable to the OneAmerica VUL — AUL American Individual Variable Life Unit Trust Flexible Premium Variable Adjustable Universal Life Insurance Policy (“Policy”), pursuant to the provisions of the Insurance Code of the State of Indiana. The original VUL Separate Account was authorized by resolutions of the Board of Directors of AUL adopted July 31, 1997, and the addition of a new class was authorized and adopted on March 8, 2022 by the same. Moreover, I have been associated with the preparation of the Registration Statement on Form N-6 (“Registration Statement”) (File No. pending) filed by AUL and VUL Separate Account (File No. 811-8311) with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, for the registration of interests in the VUL Separate Account funding the Policies.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.                                      AUL has been duly organized under the laws of the State of Indiana and is a validly existing corporation.

2.                                      The VUL Separate Account is duly created and validly existing as a separate account, pursuant to the Insurance Code of the State of Indiana and maintained under the laws of the State of Indiana.

3.                                      The portion of the assets to be held in the VUL Separate Account equal to the reserves and other liabilities under the Contracts and any other Contracts issued by AUL that are supported by the VUL Separate Account are not chargeable with liabilities arising out of any other business AUL may conduct.

4.                                      The Contracts have been duly authorized by AUL and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of AUL, except as limited by bankruptcy and insolvency laws affecting the rights of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Richard M. Ellery
Richard M. Ellery
General Counsel and Secretary